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                             [Cholestech Letterhead]






                                 July 14, 1998


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 3-6
Washington, D.C. 20549

ATTN:  Michael Ferraro

        RE: CHOLESTECH CORPORATION (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-51261).

Dear Mr. Ferraro:

        In light of the Company's shortfall in revenue for the quarter ended June 26, 1998, the Company hereby requests withdrawal of its Registration Statement on Form S-3 (File No. 333- 51261) pursuant to Rule 477 of the Securities Act of 1933. The Company does not believe withdrawal to be inconsistent with the public interest and the protection of investors.

        Thank you for your assistance.

                                       Sincerely,

                                       CHOLESTECH CORPORATION

                                       BY: /s/ ANDREA TILLER
                                       Andrea Tiller
                                       Vice President-Finance
                                       and Chief Financial Officer


cc:     Chris F. Fennell, Esq.
        Andrea Tiller